UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 29, 2020

(Date of earliest event reported)

Enservco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 18th St., Suite 1925N

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 333-3678

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.005 par value per share	ENSV	NYSE

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2020, Ian E. Dickinson notified Enservco Corporation (the “Company”) of his resignation as President, Chief Executive Officer, a member of the Company’s Board of Directors (the “Board”), as well as all positions held with the Company’s subsidiaries as of such date (the “Separation Date”) along with his withdrawal to stand for nomination to the Company’s Board at the upcoming annual meeting of shareholders to be held June 26, 2020. Mr. Dickinson’s resignation was not the result of any disagreement with the Company, its Board, or management, or any matter relating to the Company’s operations, policies or practices.

The Company also entered into an Executive Severance Agreement with Mr. Dickinson effective May 29, 2020 (the “Severance Agreement”), which provides for certain modified severance compensation and benefits to Mr. Dickinson in lieu of and in settlement of the compensation and benefits to be paid to Mr. Dickinson upon termination of his employment. Pursuant to the terms of the Severance Agreement, (i) Mr. Dickinson’s vested options representing 1,200,000 shares of the Company’s common stock will remain exercisable for 180 days following the Separation Date, (ii) all unvested shares under Mr. Dickinson’s restricted stock award agreements shall vest in full on the Separation Date less applicable withholding tax, (iii) Mr. Dickinson was awarded 100,000 shares of restricted stock under the Company’s incentive plan that vested 100% on the Separation Date less applicable withholding taxes, (iv) Mr. Dickinson will be paid the sum of $100,000 less applicable employment tax withholdings as a severance payment, and (v) the Company will provide Mr. Dickinson with the same or similar health care benefits as provided to Mr. Dickinson as of the Separate Date to be provided for twelve months following the Separation Date. The Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of claims Mr. Dickinson may have against the Company, its directors, officers and associated persons.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In addition, effective May 29, 2020, the Board of Directors of the Company appointed Richard A. Murphy, a member of the Company’s Board, as the Company’s Executive Chairman to serve as the principal executive officer of the Company.

Murphy, age 50, has been a member of the Board since January 19, 2016. Mr. Murphy currently serves as the managing member of Cross River Capital Management, LLC the general partner of Cross River Partners, L.P., the largest shareholder of the Company. Mr. Murphy founded Cross River Partners, L.P. in April of 2002. Cross River Partners, L.P. invests in small-cap companies with market capitalizations up to $1.5 billion at the time of initial investment. Mr. Murphy’s primary responsibility as managing member is investment research, analysis of investment opportunities, and coordinating final investment decisions for Cross River Partners, L.P. Prior to founding Cross River Partners, L.P., Mr. Murphy was an analyst and asset portfolio manager with SunAmerica Asset Management, LLC from 1998 to 2002. Mr. Murphy also worked as an associate investment banker at ING Barings in its food and agricultural division in 1998 and he worked at Chase Manhattan Bank from 1992 to 1996. He served on the Advisory Board of CMS Bankcorp, Inc. and currently sits on the Applied Investment Management Board for the University of Notre Dame. Mr. Murphy is chairman of the audit committee for MRI Heritage Brands, Inc., a private restaurant company. Mr. Murphy received his MBA from the University of Notre Dame-Mendoza College of Business in 1998 and a Bachelor’s Degree in political science from Gettysburg College in 1992.

Item 7.01.        Regulation FD Disclosure.

On June 2, 2020, the Company issued a press release announcing certain of the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is included as Exhibit 99.2 to this Form 8-K.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly provided by such specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Severance Agreement effective May 29, 2020, by and between Ian E. Dickinson and the Company. Filed herewith.

99.1	Press Release dated June 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSERVCO CORPORATION

Date: June 2, 2020	By:	/s/ Richard A. Murphy

Executive Chairman

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance Agreement effective May 29, 2020, by and between Ian E. Dickinson and the Company. Filed herewith.

99.1	Press Release dated June 2, 2020.